TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
May 8, 2008
4:00 p.m. CT
Operator: Good afternoon, ladies and gentlemen, and welcome to the Trubion first quarter 2008 earnings conference call. This call is being recorded.
My name is Jimi Jackson and I will be your conference operator for the call. During the presentation portion of the conference, all lines will be in a listen-only mode. We will be taking the opportunity for your questions after the prepared remarks. If you would like to ask a question at that point, simply press star one on your touchtone telephone to place yourself in queue.
Now at this time, I would like to turn the call over to Trubion Senior Director of Corporate Communications, Jim Denike. Please go ahead, sir.

Jim Denike: Thank you, Jimi, and thanks to everyone on the line for your continued interest. Joining me on the call today from Trubion are Dr. Peter Thompson, President, Chief Executive Officer and Chairman; and Michelle Burris, Senior Vice President and Chief Financial Officer. Also joining the call for the Q&A are Dr. Dan Burge, Chief Medical Officer, and Dr. Ken Mohler, Senior Vice President of Research and Development.
Earlier today, we issued our first quarter 2008 financial results, and a copy of the press can be found on our Web site at trubion.com. I’d like to remind each of you that today’s call may contain

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

forward-looking statements based on our current expectations. These statements are only predictions, and actual results may vary materially from those projected. Please refer to Trubion’s documents filed with the SEC concerning factors that could affect the company. Copies of which are also available on our Web site.
Peter?
Peter Thompson: Thank you, Jim, and thanks to all of you for joining us today. My comments today will focus on our recent milestones and ongoing initiatives related to our commercial pipeline. Additionally, I’ll provide an overview of new R&D technology and development that, along with our SMIP technology, will serve as the foundation for future product candidates. Michelle will then provide a summary of our first quarter 2008 financial results and 2008 guidance, and we’ll then welcome your questions.
Well, Trubion’s fiscal year is off to a strong start, and we have achieved several important milestones already this year. In March, we announced that patient dosing has commenced in a Phase 1-2 trial of TRU-016 for chronic lymphocytic leukemia. TRU0-16 is Trubion’s proprietary product candidate that has demonstrated potent anti-tumor activity in pre-clinical evaluation.
The open-label CLL trial has two parts, a phase I dose escalation study designed to evaluate the safety, tolerability and pharmacokinetics of TRU-016, and a phase II study designed to further evaluate safety and estimate the clinical activity of TRU0-16 in patients previously treated with CLL for small lymphocytic leukemia. Participants will receive TRU-016 intravenously once a week over a four-week period. Based on pre-clinical data, we believe that TRU-016 may provide improved outcomes for patients with B-cell malignancies like CLL when used on its own or with existing chemo or immunotherapies.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

We also announced this week that our partner Wyeth has begun dosing patients in the 2203 trial. This is the next Phase 2b clinical trial of TRU-015, our lead product candidate for the treatment of rheumatoid arthritis. This study is expected enroll – to enroll 216 patients with active zero positive rheumatoid arthritis on a background of methotrexate. Primary outcome measurement will be the American College of Rheumatology ACR-50 response measured at 24 weeks. Secondary outcome measurements will be the ACR 20 and ACR 70 response rates and the DAS 28 responses.
Well, we previously reported that trial data demonstrates TRU-015’s ability to significantly improve RA signs and symptoms and provide durable and consistent high-level response rates with repeat administration of single doses every six months during an ongoing study of maintenance therapy. This new study is designed to help us identify a preferred induction or initial regimen and allow us to strengthen TRU-015’s competitive differentiation.
As noted previously, we believe this study has been designed in a way that could support a registration package. Additionally, we announced in April that Wyeth has initiated patient dosing in a Phase 1 clinical trial for SBI-087, our next-generation treatment for RA. The dose escalation clinical trial is evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of a single dose of SBI-087 in patients with rheumatoid arthritis. Pre-clinical research suggests that SBI-087, a humanized SMIP, has enhanced potency and B-cell depletion in vivo compared to Rituxan and other CD20-directed therapies. We look forward to reporting the results once this trial is complete.
We also announced in the first quarter that Wyeth intends to pursue SBI-087 for the treatment of systemic lupus erythematosus, and we expect an IND filing in the second half of 2008. SBI-087 is the latest product in our pipeline based on our small modular immunopharmaceutical technology. With TRU-016, TRU-015 and SBI-087, Trubion’s pipeline now includes three

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

differentiated compounds under development for the treatment of autoimmune inflammatory diseases and cancer.
As in years past, we will be presenting a (numerous) investor in scientific conferences in 2008. Last week, I presented it – the company update – at the Morgan Stanley Global Healthcare Unplugged Conference in Miami. And looking ahead, several members of the executive team, including Michelle, Ken and myself, will be presenting an upcoming investor conferences such as the Bank of America 2008 healthcare conference in Las Vegas and the Needham healthcare conference in New York. For those of you unable to attend these meetings, we’ll post any presentation materials and links to webcasts on the Investors section of our Web site.
Well, in addition to progress in the clinic, we are working on several exciting pre-clinical programs aimed at continuing to broaden our proprietary pipeline of differentiated product candidates. While as noted previously, we will provide additional detail on targets and timelines once we have advanced programs to an IND track. We wanted to share some of the advances in building novel, next-generation technologies which will expand the foundation of our product development efforts.
Our current technology – our current product development efforts are based now on three technology platforms that comprise the expanded foundation for Trubion’s product development efforts – SMIP protein therapeutics, scorpion protein therapeutics and potency-enhancing technology for immunopharmaceuticals.
Most of you are already aware of our SMIP technology. As a reminder, SMIP therapeutics for single-chain polypeptides comprising one binding domain, hinge domain and an effector domain designed in an effort to meet predetermined therapeutic specifications for specific diseases. The SMIPs are monospecific therapeutics, that is, they’re drugs that recognize and attach to a single antigen target and initiate their biological activity.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

Our current clinical assets, TRU-015, SBI-087 and TRU-016 are all based on our SMIP technology. Well, like SMIPs, scorpions are also novel, single-chain polypeptides comprised of functional domains from naturally occurring proteins. However, scorpions are multi-specific and/or multi-valent therapeutics in nature, and are capable of targeting two or more antigens simultaneously.
The ability to target multiple antigens with a single scorpion molecule may enable significant advances in safety and efficacy beyond that which can be achieved with existing monospecific therapies. For example, the scorpion format allows us to develop single therapies that simultaneously inhibit multiple ligand-receptor interactions or that manipulate cellular signaling pathways by cross-linking multiple cell service receptors.
Scorpions have pharmacokinetic features much as SMIPs do, and attract – and an attractive manufacturing profile and can retain all of the effector functions of existing immunopharmaceuticals like SMIPs and antibodies. Several of our pre-clinical programs are using this exciting new platform technology, and we’ll provide additional information as IND candidates who are selected then timelined or finalized.
And in addition to SMIPs and scorpions, we’ve also developed technology that’s capable of markedly enhancing the potency of existing therapies that work through FC-directed or antibody-directed cellular cytotoxicity or ADCC. Well, this effector mechanism is known to be an important determinant of efficacy for some immunopharmaceuticals and oncology indications, which is likely to create interest in developing methods for enhancing ADC potency. Existing methods have imposed challenges and risks on product development, either by introducing potentially immunogenic amino acid mutations and highly conserved protein domains, or by requiring the use of novel, unvalidated manufacturing cell lines.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

Trubion has created actually a simple proprietary manufacturing methodology for ADCC potency enhancement that we believe has overcome these challenges. This method generates product candidates with greater then tenfold increases in ADCC potency and long in vivo half-lifes. Importantly, it can be applied late in development to establish manufacturing cell lines without reducing cell line viability or productivity, allowing for retained product quality.
Our research and development strategy includes novel, multi-specific and/or multi-valent and potency-enhancing technologies that we believe, along with our proven SMIP platform, will provide the basis for development of additional first-in-class and best-in-class product candidates for many years to come. We look forward to updating you on these exciting technologies when we’ve selected product candidates for advancement and established expectations for the timing of IND filings.
But before we open the call to questions, I’d like to turn the call over to Michelle for a summary of our first quarter financial results and a review of our 2008 guidance. Michelle?

Michelle Burris: Thanks, Peter. I’d like to take a moment to review our first quarter 2008 financials and then the guidance for the year.
Revenue for the first quarter of 2008 was 4.0 million compared to 4.8 million in 2007. The decrease was primarily due to an extension of the recognition of the up-front fee, as well as the slight decrease in reimbursement revenue from the Wyeth collaboration that’s related to the Phase 2b clinical study for TRU-015 and RA.
Revenue for the first quarter of 2008 and 2007 included 1.5 million and two million, respectively, for amortization of the 40 million up-front fee from the Wyeth collaboration. This up-front fee is being deferred and recognized on a straight-line basis over the estimated term of the research and development service period of six years and three months.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

Total operating expenses for the first quarter were 10.5 million compared to 10.9 million for the first quarter of 2007. The decrease was primarily due to lower outside manufacturing costs for our proprietary product candidate TRU-016. The decrease was partially offset by an increase in personnel-related expenses.
Net loss for the first quarter was six million or 33 cents per diluted common share. This is compared to a net loss of five million or 29 cents per diluted common share in the first quarter of 2007. As of March 31, 2008, we had 72.1 million in cash, cash equivalents and investments. This is compared with a total of 78.5 million for the year ended December 31, 2007.
Our guidance has not changed since our last earnings call. We anticipate 2008 revenue to be in the range of 15 to 20 million, that is generated from fees, milestones and reimbursements earned through our Wyeth collaboration. Total operating expenses are expected to be approximately 53 million to 58 million for 2008.
The planned increase in 2008 operating expenses is primarily attributable to clinical trial expenses associated with the retreatment study, which is being completed by us for our late product candidate TRU-015. Increases are also attributable to manufacturing and clinical costs associated with our TRU-016 product candidate and increased personnel-related expense. Finally, operating cash requirements in 2008 are expected to be approximately 35 to 40 million.
That concludes my update on our financials. And once again, I’d like to thank you all for joining us today, and we look forward to updating you again on our next earnings call. As we open the call to questions, I’d also like to remind you that Drs. Burge and Mohler are available for questions as needed. Operator, please go ahead.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

Operator: So – and once again for our audience, that is star one if you’d like to ask a question. If you are listening on a speakerphone, please be sure that your mute function is disengaged. It can block the signal from reaching us. Again, that is star one.
And we’ll take our first question from Joel Sendek with Lazard.

Joel Sendek: Thanks. Two question on the new study, the new 01 – 015 study. Did you disclose what the dose is that you’ll be using?

Male: We’ve not disclosed the dose in that study.

Joel Sendek: Let’s see. Is it – can you tell me whether it’s one of the doses from the Phase 2b?

Male: Yes, it is.

Joel Sendek: It is. OK. And next, why did you choose ACR 50 as the primary?

Male: The ACR 50 is one of the accepted endpoints that’s used in clinical studies. It has been precedented with other clinical products, and that was a preference of our partners.

Joel Sendek: OK. And then this other question on 087 – can you talk about the IP status of that and whether it is separate – give a separate, it might be stronger than 015.

Peter Thompson: The – so – hi, Joel. This is Peter.

Joel Sendek: Hi, Peter.

TRUBION PHARMACEUTICALS, INC.
Moderator: Jim Denike
05-08-08/4:00 p.m. CT
Confirmation # 7602146

Peter Thompson: The SBI-087 is a different molecule than TRU-015, and so it may enjoy somewhat different patent protection, whether that ultimately proves to be stronger than the patent protection for TRU-015, which we believe to be strong, remains to be seen as things move forward both in the patent office and elsewhere.

Joel Sendek: So – I guess I’m really after – could it potentially infringe in the genetic IP in the same way 015 does or would it be outside of that?

Male: It is a CD20-directed therapy as TRU-015 is, and to the extent that you’re referencing the matter that we’re opposing in Europe, that is directed to CD20-directed therapies.

Joel Sendek: OK. Great. Thanks a lot.

Operator: And again, I’d like to remind our audience if you’d like to ask a question, please press star one at this time. We will pause for just a moment to be sure everyone has had a chance to signal.
And again, that is star one. And it appears we have no further questions. Dr. Thompson, I’ll hand the conference back to you for any closing comments.

Peter Thompson: Well, I’d like to thank everyone again for their continued interest and support of Trubion, and we look forward to speaking with you again soon.

Operator: And that will conclude our conference. Again, thank you all for your participation. Please enjoy the rest of your day.
END